EXHIBIT 99.1

FOR IMMEDIATE RELEASE

CONTACT: PAUL VITEK, CFO

(972) 401-0090

Release #03-06

CARBO CERAMICS INC. ANNOUNCES SECOND QUARTER RESULTS

AND CAPACITY EXPANSION PLANS

Conference Call Scheduled for Today, 2:00 p.m. Central Time

Irving, Texas (July 31, 2003) -- CARBO Ceramics Inc. (NYSE: CRR), a manufacturer of ceramic proppants for use in the hydraulic fracturing of natural gas and oil wells, today announced net income of $6.4 million or $0.41 per share (on a diluted basis), on revenues of $39.4 million, for the quarter ended June 30, 2003. For the six months ended June 30, 2003, the company reported net income of $12.2 million or $0.78 per diluted share, on revenues of $78.0 million. Results for the quarter and year to date include a $717,000 write-off of assets which were removed from the company's McIntyre, Georgia manufacturing facility during the expansion of that facility earlier this year.

Revenues of the second quarter increased 33 percent from the same period a year earlier due largely to a 28 percent increase in proppant and industrial product sales volume versus the second quarter 2002. Net income for the second quarter increased 30 percent compared to the same period a year earlier and increased 13 percent compared to this year's first quarter. Proppant and industrial sales volume for the quarter totaled 132 million pounds, an increase of 28 percent versus last year's second quarter and an increase of one percent versus this year's first quarter. While sales volumes did not change significantly from the previous quarter, there was a significant change in the geographic mix. Compared to sales volume in the first quarter of 2003, sales outside of North America increased 83 percent while sales in Canada declined by 69 percent and domestic sales were unchanged. Sales outside of North America were led by shipments to Russia and China made possible by the company's improved competitive position following startup of its facility in Luoyang, China. Sales in Canada were adversely impacted by an extended seasonal spring break-up period caused by unusual weather conditions in the region. Gross profit margins for the quarter were 43 percent as the impact of higher natural gas costs in the company's domestic production facilities was more than offset by excellent production results at the company's manufacturing facility in China, improved margins from Pinnacle Technologies and an increase in the sale of higher-margin ceramic proppants. Selling, general and administrative expenses of $5.9 million for the second quarter represent an increase of $1.7 million compared to the second quarter of last year. The increase was due to distribution activities that vary with higher sales volumes, increased marketing activities and the inclusion of expenses of Pinnacle Technologies that were consolidated for the entire second quarter in 2003 but only June in 2002. Selling, general and administrative expenses were unchanged compared to this year's first quarter.

Year to date revenues increased 32 percent versus the previous year due primarily to a 25 percent increase in sales volume. Year to date net income increased 21 percent versus the prior year driven primarily by record first-half sales volumes. Gross profit margins for the six months ended June 30, 2003 improved to 41 percent compared to 40 percent for the first half of 2002. The improvement was due primarily to an increase in plant utilization and increased sales of higher-margin ceramic proppants. These benefits were partially offset by increased natural gas prices in the current year which were approximately $2.80/Mcf higher than the first half of the previous year. Selling, general and administrative expenses for the six months ended June 30, 2003 were $11.8 million, an increase of $3.7 million compared to the same period a year earlier. The majority of this increase was due to the addition of the expenses of Pinnacle Technologies. However, the company also increased spending related to distribution, marketing, business development and research activities.

CARBO Ceramics Second Quarter Earnings Release

July 31, 2003

The company also announced that its Board of Directors has approved the construction of a second production line in Luoyang, China. The line is expected to double the production capacity at the facility to 80 million pounds per year. The expansion of the China facility is expected to cost $6.6 million and to be completed in the third quarter of 2004. The company further announced that, while it expects to proceed with a major capacity expansion in the McIntyre, Georgia area within the next 12 months, it is continuing to study ways of optimizing the plant design to improve capital efficiency.

Mark Pearson, President and Chief Executive Officer of CARBO Ceramics, stated, "We are very pleased with financial and operating results for the second quarter. Activity in North America declined during the quarter due to the seasonal impact of Canadian drilling and a continued focus on shallower drilling by U.S. operators. However, sales outside of North America reached record levels. We anticipate a strong second half as drilling activity in North America improves and international sales volumes remain strong."

Regarding the company's expansion plans, Dr. Pearson commented, "Based on the success of our construction project in China and the strong operating performance of our business there, we will be moving forward with expansion plans at the facility immediately. We are also continuing to explore expansion opportunities in the North American market and we are currently evaluating the incremental expansion of our Eufaula, Alabama facility as well as identifying the most capital efficient design for our next major capacity expansion which is expected to be constructed in the McIntyre, Georgia area."

As previously announced, a conference call to discuss the company's second quarter results has been scheduled for Thursday, July 31, at 2:00 p.m. central time. To participate in the call, please dial

719-457-2679 and refer to confirmation code 346903. The call can also be accessed live or on a delayed basis via the company's Web site, www.carboceramics.com or by accessing the following URL: http://www.b2i.us/external.asp?b=498&id=201&from=pl.

Carbo Ceramics Inc. is based in Irving, Texas.

This news release contains forward-looking statements that involve risks and uncertainties including price volatility, operation and other risks and other factors described in the company's publicly available SEC reports, which could cause actual results to differ materially from those indicated in the forward-looking statements.

- tables follow -

CARBO Ceramics Second Quarter Earnings Release

July 31, 2003

	Three Months Ended June 30		Six Months Ended June 30
	2003	2002	2003	2002
	(In thousands except per share data)		(In thousands except per share data)
Revenues	$39,423	$ 29,651	$ 77,961	$ 58,962
Operating expenses:
Cost of sales	22,485	17,681	45,944	35,314
Selling, general & administrative	5,917	4,257	11,799	8,104
Start-up costs	-	68	80	111
Loss on disposal of equipment	717	-	717	-
Total operating expenses	29,119	22,006	58,540	43,529
Operating income	10,304	7,645	19,421	15,433
Net interest income	42	136	79	292
Other income (expense)	(69)	76	(114)	88
Income before income taxes	10,277	7,857	19,386	15,813
Income taxes	3,833	2,881	7,232	5,808
Net income	$ 6,444	$ 4,976	$ 12,154	$ 10,005

Earnings per share:
Basic	$0.42	$0.33	$0.78	$0.66
Diluted	$0.41	$0.33	$0.78	$0.66

Average shares outstanding:
Basic	15,516	15,162	15,501	15,074
Diluted	15,676	15,306	15,648	15,202

Depreciation and amortization	$ 2,500	$ 1,886	$ 4,845	$ 3,622

Selected Balance Sheet Information

	June 30, 2003	Dec. 31, 2002
	(in thousands)
Total current assets	$ 67,298	$ 64,867
Net property, plant and equipment	114,062	111,797
Other assets, net	3,726	3,497
Total assets	206,926	199,610
Total current liabilities	13,222	17,940
Deferred income taxes	13,425	13,085
Shareholders' equity	180,279	168,585
Total liabilities and shareholders' equity	206,926	199,610

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